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                                                                 [CONECTIV LOGO]

                  CONECTIV ANNOUNCES THIRD QUARTER 1998 RESULTS

Contact:    Bob Marshall, Investor Relations    302-429-3114
            Ted Caddell, Public Affairs         302-429-3264
                                                                OCTOBER 29, 1998

FOR IMMEDIATE RELEASE

      Wilmington DE - Conectiv (NYSE: CIV) today announced earnings for the third quarter and year-to-date periods ending September 30, 1998. Conectiv earnings applicable to common stock for the third quarter 1998 were $84.2 million, or $0.83 per basic and diluted common share compared with $38.3 million or $0.63 per basic and diluted common share for the third quarter of 1997. Reported results for the third quarter of 1998 reflect the combined performance of Delmarva Power & Light and Atlantic Energy which merged on March 1, 1998 and are based on 101 million average shares outstanding, compared with 61.2 million average shares in the third quarter of 1997.

      On a consolidated basis, third quarter 1998 basic earnings per common share were $0.83, compared with third quarter 1997 proforma basic earnings per common share of $0.71. The 1998 results reflect an increase in utility earnings due to higher weather-related net electric revenues and lower operating and maintenance expenses, offset in part by continued investment in new competitive businesses.

      "Conectiv is leading the way in the region providing high quality, essential services for homes and businesses, including energy, telecommunications, heating, cooling and plumbing

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services,"  said  Howard  Cosgrove,  Chairman  and CEO of  Conectiv.  "The third quarter 1998 results saw higher, weather-related net electric revenues and lower operations and maintenance expenses in our core utility business. The utility results were partially offset by investments in new businesses, which continue to perform on plan," said Cosgrove.

      "As the energy services markets become competitive, we continue to look for new and innovative ways to reach more people with our essential services," Cosgrove said. "Conectiv has received key endorsements from area organizations such as the Building Owners and Managers Association (BOMA) of Philadelphia and the Energy Cooperative Association of Pennsylvania, Conectiv is also partnering with AAA Mid-Atlantic to offer new telecommunications and home service programs exclusively to AAA members."

      Conectiv was created through the merger of Delmarva Power & Light Company and Atlantic Energy, Inc. on March 1, 1998. The merger has been accounted for using the purchase method of accounting, with Delmarva as the acquirer. The Conectiv family of companies includes Delmarva, Atlantic, Conectiv Communications (telecommunications), Conectiv Services (HVAC services), Conectiv Energy (retail electric and gas), Conectiv Solutions (energy services) and Conectiv Thermal (district heating/cooling).

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                                    CONECTIV
--------------------------------------------------------------------------------

(Dollars in Thousands, except per share amounts)
(Unaudited)

                                                   Three Months Ended        Nine Months Ended
                                                     September 30,             September 30,
                                                   ------------------        -----------------
                                                   1998         1997         1998         1997
                                                   ----         ----         ----         ----

Operating Revenues                              $1,012,479   $  400,502   $2,200,109   $1,057,549
                                                ----------   ----------   ----------   ----------

Operating Income                                $  200,755   $   85,509   $  332,347   $  200,035
                                                ----------   ----------   ----------   ----------

Net Income                                      $   93,668   $   38,319   $  129,034   $   79,810
                                                ----------   ----------   ----------   ----------

Earnings applicable to common stock
    Common stock                                $   84,221   $   38,319   $  117,395   $   79,810
    Class A common stock                             9,447         --         11,639         --
                                                ----------   ----------   ----------   ----------
                                                $   93,668   $   38,319   $  129,034   $   79,810
                                                ==========   ==========   ==========   ==========

Average shares outstanding (000)
    Common stock                                   101,011       61,247       92,253       61,093
    Class A common stock                             6,561         --          6,561         --

Earnings per average share--basic and diluted
    Common stock                                $     0.83   $     0.63   $     1.27   $     1.31
    Class A common stock                        $     1.44         --     $     1.77         --

Dividends declared per share
    Common stock                                $    0.385   $    0.385   $    1.155   $    1.155
    Class A common stock                        $     0.80         --     $     2.40         --


Note:

    For the nine months ended September 30, 1998, employee separation and other merger-related costs reduced operating income, net income, and earnings per average common share by $27.1 million, $16.4 million, and $0.18, respectively.

    The merger was accounted for under the purchase method of accounting, with Delmarva Power & Light as the acquirer. Based on the merger date of March 1, 1998, the Consolidated Statement of Income for the nine months ended September 30, 1998 includes seven months of results operations for the Atlantic Companies.

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